Exhibit 99.1

Achaogen Reports Third Quarter 2017 Financial Results and Provides Corporate Update

-- Plazomicin New Drug Application (NDA) submitted to the U.S. Food and Drug Administration (FDA) for the treatment of complicated urinary tract infections (cUTI) and bloodstream infections (BSI) --

-- C-Scape, an orally-administered antibacterial candidate, was awarded a contract for up to $18 million by BARDA --

-- Conference call today at 4:30 p.m. Eastern Time --

SOUTH SAN FRANCISCO, Calif., November 8, 2017 – Achaogen, Inc. (NASDAQ: AKAO), a late-stage biopharmaceutical company discovering and developing innovative antibacterials addressing multi-drug resistant (MDR) gram-negative infections, today reported financial results for the third quarter 2017, and provided an update on its corporate and clinical development activities.

"Submission of the plazomicin NDA was our top priority for 2017 and we are pleased to have completed this milestone towards potentially making plazomicin available for patients. For plazomicin in 2018, our focus will be on achieving commercial readiness for its potential launch in the U.S., and submitting the Marketing Authorization Application (MAA) in the European Union,” said Kenneth Hillan, M.B. Ch.B., Achaogen's Chief Executive Officer. “With C-Scape, our orally-administered antibacterial candidate, we expect top line results from the ongoing Phase 1 clinical trial by the end of this year and to initiate Phase 3 in 2018.”

Recent Highlights and Upcoming Milestones

Plazomicin has successfully completed two Phase 3 clinical trials and the Company has submitted a New Drug Application (NDA) to the Food and Drug Administration (FDA). Achaogen plans to submit a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) in 2018. The EPIC (Evaluating Plazomicin In cUTI) trial is expected to serve as a single Phase 3 trial supporting an NDA for plazomicin in the United States and an MAA in the European Union. The second study, the Phase 3 CARE (Combating Antibiotic Resistant Enterobacteriaceae) trial was a resistant pathogen trial designed to evaluate the efficacy and safety of plazomicin in patients with serious bacterial infections due to carbapenem-resistant Enterobacteriaceae (CRE) and provides additional data supporting the NDA and plazomicin therapy in these patients.

•

Submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for plazomicin to treat complicated urinary tract infections (cUTI), including pyelonephritis and bloodstream infections (BSI) due to certain Enterobacteriaceae in patients who have limited or no alternative treatment options;

•	Deployed the field-based Medical Affairs team;
•	Finalized sales force sizing and structure, and began building out sales management team; and
•

Presented data at IDWeek 2017 highlighting the potential of plazomicin against MDR gram-negative bacteria in clinical and non-clinical settings. Five abstracts were accepted, including presentations of the Phase 3 EPIC and CARE clinical trials.

C-Scape is an orally-available antibacterial candidate that is a combination of an approved beta-lactam and an approved beta-lactamase inhibitor, with the potential to treat patients with cUTI due to MDR pathogens such as extended spectrum beta-lactamase (ESBL)-producing Escherichia coli and Klebsiella pneumoniae.

•

Awarded a BARDA contract with committed funding of $12 million over nine months and subsequent option periods that could bring the total value of the award to $18 million in non-dilutive funding to support clinical development of C-Scape.

Other Corporate Announcements

•	Added Liz Bhatt as Chief Business Officer to the executive management team; and
•	Discontinued LpxC inhibitor program research and development efforts.

Third Quarter 2017 Financial Results

Unrestricted cash, cash equivalents and short-term investments totaled $199.4 million at September 30, 2017 compared to $145.9 million at December 31, 2016.

Contract revenue totaled $0.6 million for the third quarter of 2017 compared to $16.0 million for the same period of 2016. The decrease in contract revenue during the quarter was primarily due to lower BARDA contract revenues. As of September 30, 2017, $12.0 million remains on the BARDA C-Scape contract. Achaogen derived all of its revenue from funding provided under Gates Foundation and U.S. government contracts in connection with the research and development of product candidates.

Research and Development (R&D) expenses were $25.3 million for the third quarter of 2017 compared to $20.5 million reported for the same period in 2016. The increase in R&D expenses during the quarter were attributable to increased investment in C-Scape and other early research programs, offset by decreases in the plazomicin program, and an increase in personnel and facilities related costs.

General and Administrative (G&A) expenses were $11.8 million for the third quarter of 2017 compared to $4.5 million for the same period in 2016. The increase in G&A expenses during the quarter was primarily attributable to the increased personnel and professional service related costs as we expand our operations and corporate footprint in preparation for plazomicin launch.

Change in warrant and derivative liabilities was $6.8 million gain for the third quarter of 2017 compared to $1.5 million loss for the same period in 2016. The increase was primarily related to non-cash gain for the revaluation of warrants issued in the private placement of common stock and warrants to purchase common stock in June 2016.

Net loss for the third quarter of 2017 was $29.9 million, compared to a net loss of $11.0 million for the third quarter of 2016. Diluted net loss per share was $0.85 for the third quarter of 2017, compared to diluted net loss per share of $0.41 for the same period of 2016.

As of September 30, 2017, there were approximately 42.4 million shares of common stock outstanding.

Conference Call
The Company will host a conference call today, November 8, 2017 at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. To participate by telephone, please dial 888.471.3842 (Domestic) or 719.325.4865 (International). The conference ID number is 9813158. A live and archived audio webcast can be accessed through the Investors section of the Company's website at www.achaogen.com. The archived audio webcast will remain available on the Company's website for 30 days following the conference call.

About Achaogen
Achaogen is a late-stage biopharmaceutical company passionately committed to the discovery, development, and commercialization of innovative antibacterial treatments for MDR gram-negative infections. Achaogen is developing plazomicin, its lead product candidate, for the treatment of serious bacterial infections due to MDR Enterobacteriaceae, including carbapenem-resistant

Enterobacteriaceae. The Food and Drug Administration has granted plazomicin Breakthrough Therapy designation for the treatment of bloodstream infections caused by certain Enterobacteriaceae in patients who have limited or no alternative treatment options. The Company's second product candidate is C-Scape, an orally-administered beta-lactam/beta-lactamase inhibitor combination. Achaogen's plazomicin program has been funded, and its C-Scape program is funded, in part with Federal funds from the Biomedical Advanced Research and Development Authority, Office of the Assistant Secretary for Preparedness and Response, Office of the Secretary, Department of Health and Human Services, under Contracts No. HHSO100201000046C and HHSO100201700021C, respectively. Achaogen has other programs in early and late preclinical stages focused on other MDR gram-negative infections and additional disease areas. Achaogen's LpxC inhibitor program has been funded in part with Federal funds from the National Institute of Allergy and Infectious Diseases, National Institutes of Health, Department of Health and Human Services, under Contract No. HHSN272201500009C. All product candidates, including plazomicin, are investigational only and have not been approved for commercialization. For more information, please visit www.achaogen.com.

Forward-Looking Statements
This press release contains forward-looking statements. All statements other than statements of historical facts contained herein are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, Achaogen's expectations regarding potential regulatory approval of plazomicin, Achaogen's commercial objectives and Achaogen's pipeline of product candidates. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause Achaogen's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the preclinical and clinical development process; the uncertainties of having an NDA accepted by the FDA, the risks and uncertainties of the regulatory approval process; the risks and uncertainties of commercialization and gaining market acceptance; the risk when bacteria will evolve resistance to plazomicin; Achaogen's reliance on third-party contract manufacturing organizations to manufacture and supply its product candidates and certain raw materials used in the production thereof; risk of third party claims alleging infringement of patents and proprietary rights or seeking to invalidate Achaogen's patents or proprietary rights; and the risk that Achaogen's proprietary rights may be insufficient to protect its technologies and product candidates. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Achaogen's business in general, see Achaogen's current and future reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed on March 14, 2017 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2017. Achaogen does not plan to publicly update or revise any forward-looking statements contained in this press release, whether as a result of any new information, future events, changed circumstances or otherwise.

Source: Achaogen, Inc. (NASDAQ: AKAO)

Media and Investor Contact

David Arrington
Vice President, Investor Relations and Corporate Communications
650.440.5856
darrington@achaogen.com

Achaogen, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
	September 30, 2017	December 31, 2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 134,657	$ 118,964
Short-term investments	64,744	26,912
Contracts receivable	240	12,151
Prepaids and other current assets	6,245	2,189
Restricted cash	7,380	127
Total current assets	213,266	160,343
Property and equipment, net	12,972	3,261
Restricted cash	3,855	250
Deposit and other assets	—	71
Total assets	$ 230,093	$ 163,925
Liabilities, contingently redeemable common stock and stockholders’ equity
Current liabilities:
Accounts payable	$ 5,820	$ 5,739
Accrued liabilities	9,468	9,698
Loan payable, current portion	12,500	4,167
Deferred revenue	2,708	—
Other current liabilities	—	104
Total current liabilities	30,496	19,708
Loan payable, long-term	12,374	21,110
Warrant liability	15,681	13,874
Derivative liability	664	602
Deferred rent	7,596	1,896
Total liabilities	66,811	57,190

Commitments and contingencies

Contingently redeemable common stock	10,000	—
Stockholders’ equity	153,282	106,735
Total liabilities, contingently redeemable common stock and stockholders’ equity	$ 230,093	$ 163,925

Achaogen, Inc.
Condensed Consolidated Statements of Operations
(in thousands except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Contract revenue	$ 577	$ 16,046	$ 9,306	$ 31,039
Operating expenses
Research and development	25,316	20,536	66,113	56,137
General and administrative	11,805	4,460	27,415	12,188
Total operating expenses	37,121	24,996	93,528	68,325
Loss from operations	(36,544)	(8,950)	(84,222)	(37,286)
Interest expense	(740)	(670)	(2,170)	(1,555)
Change in warrant and derivative liabilities	6,773	(1,499)	(3,957)	(2,881)
Other income, net	604	81	1,114	219
Net loss	$ (29,907)	$ (11,038)	$ (89,235)	$ (41,503)
Net loss per common share:
Basic	$ (0.71)	$ (0.41)	$ (2.31)	$ (1.88)
Diluted	$ (0.85)	$ (0.41)	$ (2.31)	$ (1.88)
Weighted-average shares used to compute net loss per common share
Basic	42,259,001	26,789,397	38,709,811	22,046,368
Diluted	43,211,059	26,789,397	38,709,811	22,046,368